Exhibit 10.29
EXHIBIT A-1
Anadys Pharmaceuticals, Inc.
Executive Officer Bonus Plan
Purpose of the Plan:
The bonus plan is intended to:
a.	Strengthen the connection between individual compensation and Company success, enhancing our ability to achieve the Corporate Goals (as determined by our Board of Directors) and enhance shareholder value

b.	Encourage teamwork among all disciplines within the Company

c.	Reinforce the Company’s pay-for-performance philosophy by awarding higher bonuses to higher performing employees

d.	Help ensure that the Company’s overall cash compensation for executive officers is competitive
Plan Governance:
The Compensation Committee of the Board of Directors (the “Committee”) is responsible for reviewing and approving the Plan and any proposed modifications to the Plan. The Committee is also responsible for determining final bonus award amounts under the Plan for all Executive Officers. Notwithstanding any provisions of the Plan, the Compensation Committee retains absolute discretion to determine whether any bonus payments will be made in a particular year and the amount of any bonus payments. Bonus determinations under this Plan will be made on an annual basis for the applicable calendar year (each a “Plan Year”).
Eligibility:
In order to be eligible to receive any bonus award under this Plan, a participant (a) must have commenced his/her employment with the Company prior to October 1st of the Plan Year and remained continuously employed through the end of the Plan Year; (b) must be an employee in good standing (i.e., not on a performance improvement plan or an Unacceptable Performance performer (performance category = 1)), and (c) must be an executive officer of the Company as of October 1st of the Plan Year.
Bonus Awards:
Bonus awards will be paid annually in cash, based on achievement of the Plan Year Corporate Goals and individual performance. Bonus awards will be calculated by using the base salary, bonus opportunity, weighting factor, and performance-based multipliers as set forth below (pro-ration will be applied for those employees employed less than the full year and for salary changes during the year). Bonus awards will generally be paid on or about January 15 of the year immediately following the Plan Year, though this timing may be altered at the discretion of the Committee.

Bonus Opportunity; Weighting Factors:
The bonus opportunity and weighting factors will be reviewed annually and adjusted as necessary or appropriate. The bonus opportunities and weightings for the initial Plan Year and for subsequent years unless and until adjusted will be as follows:

	100% Bonus	Corporate	Individual
	Opportunity	Performance	Performance
	(as percentage of	Weighting	Weighting
Position	base salary)	Factor	Factor
President & CEO	50%	90%	10%

Sr. VP, Drug Development & CMO and Sr. VP, Legal Affairs & General Counsel	40%	85%	15%

Other Executive Officers	30%	80%	20%
Performance-Based Multipliers:
Both the Corporate Performance and Individual Performance portions of the Bonus awards will be determined by applying a performance based multiplier. For Corporate Performance, the Committee or the independent members of the Board of Directors will apply the scale to the pre-determined Corporate Goals on a goal by goal basis (applied to each goal’s relative weighting) and then the sum will be used as the total Corporate Performance Rating. For Individual Performance, the individual’s annual performance review will result in a performance category and an appropriate multiplier from the scale below will then be applied to the individual component of the bonus award:

Corporate Goal Rating and Individual Performance Category			Multiplier
4)	Exceeded expectations performance		100% - 125%
	•	The corporate goal was exceeded in view of
prevailing conditions
	•	Overall individual performance was exceptional
and consistently exceeded expectations
3)	Met expectations performance		75%-100%
	•	The corporate goal was achieved in view of
prevailing conditions
	•	Overall individual performance met expectations
2)	Met some expectations performance		40%-75%
	•	Some aspects of the corporate goal were achieved
but not all
	•	Overall individual performance met some
expectations but not all
1)	Unacceptable performance		0%
	•	The corporate goal was not achieved in view of
prevailing conditions
	•	Overall individual performance was not
acceptable and did not meet expectations
Calculation of Award:
The example below shows a sample bonus award calculation under the Plan. First, a 100% bonus opportunity amount is calculated for each Plan participant by multiplying the employee’s base salary by the 100% bonus opportunity percentage. This dollar figure is then divided between the corporate component and the individual component based on the weighting factors for that position. This calculation establishes a specific dollar bonus award opportunity for the performance period for each of the corporate and individual components.
At the end of the performance period, corporate and individual multipliers will be applied based on performance using the criteria described above. For Corporate Performance, the Committee or Board of Directors will apply the scale to the pre-determined Corporate Goals on a goal by goal basis (applied to each goal’s relative weighting) and then the sum will be used as the total Corporate Performance Rating. The Corporate Performance Rating, which is based on overall corporate performance, is used to calculate the corporate component of the bonus awards for all Plan participants. This is accomplished by multiplying the 100% corporate bonus opportunity established for each individual by the actual Corporate Performance Rating. The individual multiplier, which is based on an individual’s performance category, is used in the same way to calculate the actual individual bonus award.

Example: Sample Cash Bonus Award Calculation

Position	Officer
Base Salary for Plan Year	$200,000
100% bonus opportunity percentage	30%
100% bonus opportunity amount	$60,000
Corporate Component Individual Component
$48,000 (100% bonus opportunity * 80%) $12,000 (100% bonus opportunity * 20%)

Corporate Performance Rating	70% — as provided by the Compensation Committee
Individual Performance Category	3 (multiplier of 90% — estimated)

Actual Cash Bonus Award Calculation:
Corporate Bonus Award	$33,600	($48,000 x 70%)
Individual Bonus Award	$10,800	($12,000 x 90%)

Total Actual Cash Bonus Award	$44,400
Absolute Discretion; Company’s Absolute Right to Alter or Abolish the Plan:
Notwithstanding the Plan parameters set forth above, the Committee retains absolute discretion to approve bonus awards that fall above or below any amounts set forth in the Plan, or no bonus awards.
Anadys reserves the right in its absolute discretion to abolish the Plan at any time or to alter the terms and conditions under which bonus compensation will be paid. Such discretion may be exercised any time before, during, and after the Plan Year is completed. No participant shall have any vested right to receive any payment until actual delivery of such compensation.
Employment Duration/Employment Relationship:
This Plan does not, and Anadys’ policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any participant’s employment with the Company. The employment relationship of each participant is “at will” and may be terminated at any time by Anadys or by the participant with or without cause.